Exhibit 32.1

CERTIFICATION

Pursuant to 18 U.S.C. § 1350, each of the undersigned hereby certifies in his capacity as an officer of Southern Michigan Bancorp, Inc. (the "Company") that the Annual Report of the Company on Form 10-K for the accounting period ended December 31, 2003 fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934 and that the information contained in such report fairly presents, in all material respects, the financial condition of the Company at the end of such period and the results of operations of the Company for such period.

Dated: March 25, 2004
John H. Castle President and Chief Executive Officer

Dated: March 25, 2004
Danice L. Chartrand Chief Financial Officer

A signed original of this written statement required by Section 906 has been provided to Southern Michigan Bancorp, Inc. and will be retained by Southern Michigan Bancorp, Inc. and furnished to the Securities and Exchange Commission or its staff upon request.